Exhibit 6.38

Principal Amount: $750,000.00	Issue Date: July 1, 2025

Metavesco, Inc.

Promissory Note

Holder: Meliori Incorporated

FOR VALUE RECEIVED, pursuant to the terms and conditions of this Promissory Note (this “Note”), Metavesco, Inc., a Nevada corporation (the “Company”), hereby promises to pay to the order of holder as named above (the “Holder”), on the fifth annual anniversary of the Issue Date as set forth above (the “Maturity Date”), or earlier as required pursuant to the terms herein, the Principal Amount as set forth above (the “Principal Amount”), and to pay interest on the outstanding Principal Amount at the rate of 13% per annum, simple interest, in each case to the extent that this Note and the Principal Amount and any accrued interest hereunder (as the same may be adjusted herein, the “Indebtedness”) has not been repaid in cash prior to the Maturity Date as set forth herein. The Company and the Holder may be referred to herein individually as a “Party” and collectively as the “Parties”.

This Note is not a certificate of deposit or similar obligation of, and is not guaranteed or insured by, any depository institution, the Federal Deposit Insurance Corporation, the Securities Investor Protection Corporation or any other governmental or private fund or entity.

The following terms shall apply to this Note:

Section 1. Definitions. Defined terms used herein without definition have the meanings given them in the Agreement.

Section 2. Interest; Payment; Prepayment.

(a) Interest on this Note shall commence accruing on the Issue Date, computed on the basis of a 365-day year and the actual number of days elapsed, and shall accrue on a simple interest, non-compounded basis, at a rate of 13% per annum, and shall be payable as set forth herein or shall be added to the Principal Amount on the Maturity Date or such earlier date as the Indebtedness may be paid hereunder or may be due hereunder pursuant to the terms herein, at which time all Indebtedness shall be due and payable. In the event that any amount due hereunder is not paid as and when due, such amounts shall accrue interest at the rate of 18% per year, simple interest, non-compounding, until paid.

(b) The Company may, in its sole discretion, prepay any amount due and payable hereunder at any time, without penalty.

(c) To the extent not repaid before the Maturity Date in accordance with the terms and conditions herein, the full amount of the Indebtedness shall be due and payable on the Maturity Date.

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Section 3. Additional Provisions.

(a) Surrender of Note Upon Payment. Upon full payment of this Note in accordance with the terms hereof, the Holder shall be required to physically surrender this Note to the Company. The Holder and the Company shall maintain records showing the amount of Indebtedness repaid. In the event of any dispute or discrepancy, such records of the Company shall, prima facie, be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if any portion of this Note is repaid as aforesaid, the Holder may not transfer this Note unless the Holder first physically surrenders this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note of like tenor, registered as the Holder (upon payment by the Holder of any applicable transfer taxes) may request, representing in the aggregate the remaining unpaid Indebtedness of this Note. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following payment of a portion of this Note, the unpaid principal amount of this Note represented by this Note may be less than the amount stated on the face hereof.

Section 4. Default.

(a) Event(s) of Default. Each of the following constitutes an event of default (“Event of Default”) under this Note:

(i)	Payment Default. The Company fails to make any payment when due under this Note.

(ii)	Insolvency. (i) The occurrence of the dissolution of Company, or the termination of Company’s existence as a going business, or (ii) if the Company shall (1) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator; (2) make a general assignment for the benefit of the Company’s creditors; or (3) commence a voluntary case under the U.S. Bankruptcy Code as now and hereafter in effect, or any successor statute.

(iii)	Creditor or Forfeiture Proceedings. A proceeding or case shall be commenced, without the application or consent of the Company, in any court of competent jurisdiction, seeking (1) liquidation, reorganization or other relief with respect to the Company or its assets or the composition or readjustment of its debts, or (2) the appointment of a trustee, receiver, custodian, liquidator or the like of any substantial part of the Company’s assets, and, in each case, such proceedings or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 days, if in the United States, or 90 days, if outside of the United States; or an order for relief against the Company shall be entered in an involuntary case under any bankruptcy, insolvency, composition, readjustment of debt, liquidation of assets or similar Law of any jurisdiction.

(b) Effect of Default. Upon the occurrence of an Event of Default, the Holder may, upon notice to the Company, (i) declare all or any portion of the then outstanding Indebtedness due and payable, and the Note and the Indebtedness shall thereupon become, immediately due and payable in cash; (ii) the Holder may proceed to enforce Holder’s rights; and (iii) the Holder shall have the right to pursue any other remedies that the Holder may have under applicable law.

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Section 5. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided hereunder shall be given in accordance with the provisions of the Agreement.

(b) Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay principal and damages, as applicable, on this Note at the time, place, and rate, and in the coin or currency, herein prescribed.

(c) Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of this Note, and of the ownership hereof reasonably satisfactory to the Company.

(d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada without regard to the principles of conflict of laws thereof. Each Party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Note (whether brought against a Party or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in in Forsyth County, Georgia (the “Selected Courts”). Each Party hereby irrevocably submits to the exclusive jurisdiction of the Selected Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of this Note), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Selected Courts, or such Selected Courts are improper or inconvenient venue for such proceeding. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such Party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. If any Party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing Party in such action or proceeding shall be reimbursed by the other Party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(e) Waiver. Any waiver by the Company or Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note or a waiver by any other Holders. The failure of the Company or Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that Party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Note on any other occasion. Any waiver by the Company or Holder must be in writing.

(f) Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(g) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a business day, such payment shall be made on the next succeeding business day.

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(h) Entire Agreement. This Note and the Agreement set forth the entire understanding of the Parties with respect to the subject matter hereof, and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof, and may be modified only by an instrument signed by both Parties.

(i) Assignment. This Note shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party shall have any power or any right to assign or transfer, in whole or in part, this Note, or any of its rights or any of its obligations hereunder, including, without limitation, any right to pursue any claim for damages pursuant to this Note or the transactions contemplated herein, or to pursue any claim for any breach or default of this Note, or any right arising from the purported assignor’s due performance of its obligations hereunder, without the prior written consent of the other Party and any such purported assignment in contravention of the provisions herein shall be null and void and of no force or effect.

(j) Headings. The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

(k) Currency. All dollar amounts are in U.S. dollars.

(l) Counterparts. This Note may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Company and the Holder, it being understood that the Company and the Holder need not sign the same counterpart. A signed copy of this Note delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Note.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned has executed this Note as of the Issue Date.

Metavesco, Inc.

By:	/s/ Ryan Schadel
Name:	Ryan Schadel
Title:	Chief Executive Officer

Agreed and accepted:

Holder name: Meliori Incorporated

By:	/s/ Katelyn Schadel
Name:	Katelyn Schadel
Title:	Chief Executive Officer

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